Exhibit 23.5

Ipsos Sdn. Bhd.

23rd Floor, Centerpoint North,

Mid Valley City,

Lingkaran Syed Putra,

59200 Kuala Lumpur, Malaysia.

Date: December 6, 2024

Luda Technology Group Limited

Unit H, 13/F, Kaiser Estate Phase 2

47-53 Man Yue Street, Hung Hom,

Kowloon, Hong Kong

Re: Luda Technology Group Limited

Ladies and Gentlemen,

We understand that Luda Technology Group Limited (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports and amendments thereto, in the Registration Statement and any amendments thereto, in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), on the websites of the Company and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with the Proposed IPO, and in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of

Ipsos Sdn. Bhd

/s/ Ganesan Periakarruppan
Ganesan Periakarruppan
Principal, Strategy 3

Ipsos Sdn Bhd (912941-X)	23rd floor, Centrepoint North, Mid Valley City Lingkaran Syed Putra, 59200 Kuala Lumpur, Malaysia Tel : +603 2289 3000 Fax: +603 2289 3600 http://www.ipsos.com